Plumas Bancorp Reports an 84% Increase in Third Quarter Net Income

QUINCY, CA -- (Marketwired - October 24, 2013) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced third quarter 2013 earnings of $1.0 million, an increase of $461 thousand or 84%, as compared to $546 thousand during the third quarter of 2012. For the nine months ended September 30, 2013, Plumas Bancorp reported an increase in net income of $1.1 million or 79%, from $1.4 million during the first nine months of 2012 to $2.5 million during the nine months ended September 30, 2013.

Net income allocable to common shareholders increased by $587 thousand or 157% from $375 thousand during the quarter ended September 30, 2012 to $962 thousand during the three months ended September 30, 2013. Earnings per diluted share increased by 150% from $0.08 per diluted share during the three months ended September 30, 2012 to $0.20 per diluted share during the current three month period. For the nine months ended September 30, 2013, net income allocable to common shareholders totaled $2.7 million or $0.56 per diluted share compared to $890 thousand or $0.19 per diluted share during the nine months ended September 30, 2012. Net income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income. In addition, during the third quarter of 2013 Plumas Bancorp (the "Company") recognized a $4 thousand discount on redemption of preferred stock and for the nine month period the Company recognized a $534 thousand discount on redemption of preferred stock which were included as an addition to net income allocable to common shareholders during the three and nine months ended September 30, 2013, respectively.

"The Board of Directors, executive team and I are very pleased with the results for the Company's third quarter, which marked our fifteenth consecutive quarter of profitable operations," remarked President and Chief Executive Officer, Andrew J. Ryback. He stated, "We continue to attract new clients while at the same time retain our existing relationships. Because of that, deposits have been quite strong, and, even though we are in a highly competitive lending environment, we are experiencing steady loan growth without compromising asset quality. In fact, we are very pleased to report that we have increased our quarterly net income by 84% compared to one year ago."

Ryback concluded, "We continue to be encouraged by positive trends in new business development and remain confident that our year-to-date performance from core operations is indicative of the opportunities available to us over the remainder of 2013 and into 2014. As always, we appreciate our shareholders for their continued support and confidence in our Company."

Financial Highlights
September 30, 2013 compared to September 30, 2012

  Repurchased 8,816 shares of preferred stock formerly held by the U.S. Treasury.
  Issued $7.5 million in subordinated debt.
  Net charge-offs decreased by $1.7 million, or 52% from $3.3 million to $1.6 million.
  Nonperforming loans decreased by $9.0 million or 60%.
  Nonperforming assets decreased by $7.4 million or 37%.
  The ratio of nonperforming loans to total loans decreased from 5.02% to 1.84%.
  The ratio of nonperforming assets to total assets decreased from 4.28% to 2.41%.
  Net loans increased by $26.6 million or 9%.
  Total deposits increased by $55.1 million or 14%.
  Total assets increased to over $525 million.

Nine months ended September 30, 2013 compared to September 30, 2012

  Net income increased by $1.1 million or 79% to $2.5 million and diluted EPS increased by $0.37 or 195% from $0.19 to $0.56.
  Net interest income increased by $646 thousand to $13.4 million.
  Provision for loan losses decreased by $700 thousand to $1.2 million.
  Non-interest expense decreased by $724 thousand.
  Return on average common equity increased from 4.1% to 12.1%.

Three months ended September 30, 2013 compared to September 30, 2012

  Net income increased by $461 thousand or 84% to $1.0 million and diluted EPS increased by $0.12 or 150% from $0.08 to $0.20.
  Net interest income increased by $247 thousand to $4.6 million.
  Provision for loan losses decreased by $900 thousand to $100 thousand.
  Non-interest expense decreased by $269 thousand.
  Return on average common equity increased from 5.0% to 12.9%.

Asset Quality

Nonperforming loans at September 30, 2013 were $6.0 million, a decrease of $9.0 million, or 60% from the $15.0 million balance at September 30, 2012. Nonperforming loans as a percentage of total loans decreased to 1.84% at September 30, 2013, down from 5.02% at September 30, 2012. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings) at September 30, 2013 were $12.7 million, down from $20.1 million at September 30, 2012. Nonperforming assets as a percentage of total assets decreased to 2.41% at September 30, 2013 down from 4.28% at September 30, 2012.

During the nine months ended September 30, 2013 we recorded a provision for loan losses of $1.2 million down $0.7 million from the $1.9 million provision recorded during the same period in 2012. Approximately $0.7 million of the $1.2 million provision was related to a specific reserve required on a significant land development loan. During June, 2013 this loan, which had a book balance of $2.3 million, was transferred to OREO.

Net charge-offs totaled $1.6 million during the nine months ended September 30, 2013 and $3.3 million during the same period in 2012. Net charge-offs as a percentage of average loans decreased from 1.46% during the nine months ended September 30, 2012 to 0.66% during the current period. The allowance for loan losses totaled $5.3 million at September 30, 2013 and $5.5 million at September 30, 2012. The allowance for loan losses at September 30, 2013 consisted of $0.8 million in specific reserves and $4.5 million in general reserves. This compares to $1.1 million in specific reserves related to impaired loans and $4.4 million in general reserves at September 30, 2012. Related to an improvement in overall credit quality as evidenced by the decline in nonperforming loan balances and net charge-offs, the percentage of general reserves to unimpaired loans decreased from 1.58% at September 30, 2012 to 1.43% at September 30, 2013. Overall, the allowance for loan losses as a percentage of total loans decreased from 1.85% at September 30, 2012 to 1.63% at September 30, 2013.

Shareholders' Equity

Shareholders' equity decreased by $8.2 million from $41.4 million at September 30, 2012 to $33.2 million at September 30, 2013 mostly related to the repurchase of 8,816 shares of preferred stock and to a lesser extent a $1.2 million, net of tax, decrease in the value of available-for-sale securities during the period.

There were 3,133 shares of preferred stock outstanding as of September 30, 2013 with an aggregate liquidation value of $3.2 million. This compares to 11,949 shares outstanding at September 30, 2012 with an aggregate liquidation value of $13.6 million.

On January 30, 2009 the Bancorp entered into a Letter Agreement (the "Purchase Agreement") with the United States Department of the Treasury ("Treasury"), pursuant to which the Bancorp issued and sold (i) 11,949 shares of the Bancorp's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock") and (ii) a warrant (the "Warrant") to purchase 237,712 shares of the Bancorp's common stock, no par value (the "Common Stock"), for an aggregate purchase price of $11,949,000 in cash.

On April 11, 2013, the Treasury announced its intent to sell its investment in the Bancorp's Series A Preferred Stock along with similar investments the Treasury had made in seven other financial institutions, principally to qualified institutional buyers. Using a modified Dutch auction methodology that establishes a market price by allowing investors to submit bids at specified increments during the period of April 15, 2013 through April 18, 2013, the U.S. Treasury auctioned all of the Bancorp's 11,949 Series A Preferred Stock. The Bancorp sought and obtained regulatory permission to participate in the auction. The Bancorp successfully bid to repurchase 7,000 shares of the 11,949 outstanding shares. This repurchase resulted in a discount of $530 thousand or approximately 7% on the face value of the Series A Preferred Stock, plus related outstanding dividends. The remaining 4,949 shares were purchased at auction by third party private investors. On June 27, 2013 the Bancorp repurchased 1,566 shares of the Series A Preferred Stock at $1,000 per share from certain of those third party private investors and on September 16, 2013 the Bancorp repurchased 250 shares at $985 per share from another one of the third party investors leaving 3,133 shares outstanding as of September 30, 2013. On May 22, 2013 the Bancorp repurchased the Warrant from the Treasury at a cost of $234,500.

Funds for the repurchase of the Series A Preferred Stock and the Warrant were provided through a combination of a $4.5 million dividend from the Bancorp's subsidiary, Plumas Bank, and the issuance of a $7.5 million Subordinated Debenture. The subordinated debt was issued on April 15, 2013. It bears an interest rate of 7.5% per annum, has a term of eight years, with no prepayment allowed during the first two years, and was made in conjunction with an eight-year warrant to purchase up to 300,000 shares of the Company's no par common stock, at an exercise price, subject to anti-dilution adjustments, of $5.25 per share.

Loans, Deposits and Investments

Net loans increased by $26.6 million, or 9%, from $294.5 million at September 30, 2012 to $321.1 million at September 30, 2013. The Company is focused on growing loan balances through a balanced and diversified approach. The increase in loan balances during the twelve month period ended September 30, 2013 mostly relates to growth in the Company's automobile and commercial real estate loan portfolios. Construction and land development loans declined during this same period by $1.8 million from $16.5 million at September 30, 2012 to $14.7 million at September 30, 2013.

During 2013 we have experienced strong core deposit growth and have benefited from the closing of two branches of a large national bank in our service area. Total deposits were $461.4 million as of September 30, 2013, up $55.1 million from the September 30, 2012 balance of $406.3 million. Non-interest bearing demand deposits increased by $30.4 million, interest bearing transaction, or NOW, accounts increased by $5.8 million, savings and money market accounts increased by $28.2 million. Time deposits declined by $9.3 million. We attribute much of the reduction in time to the unusually low interest rate environment as we have seen a movement out of time into more liquid deposit types.

Total investment securities increased by $9.1 million from $78.1 million at September 30, 2012 to $87.2 million as of September 30, 2013. Included in the $87.2 million at September 30, 2013 were $86.8 million in securities of U.S. Government-sponsored agencies and two municipal securities totaling $0.4 million. In relation to the strong deposit growth cited above, cash and due from banks increased by $20.2 million from $55.0 million at September 30, 2012 to $75.2 million at September 30, 2013. Included in cash and due from banks at September 30, 2013 and September 30, 2012 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $59.1 million and $39.5 million, respectively.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, for the nine months ended September 30, 2013 was $13.4 million, an increase of $646 thousand from the $12.8 million earned during the same period in 2012. The largest components of the increase in net interest income were an increase in average balance of loans and investment securities and a decline in the average balance and rate paid on time deposits. These items were partially offset by a decline in yield on loans and the issuance, on April 15, 2013, of the previously mentioned $7.5 million subordinated debenture. Net interest margin for the nine months ended September 30, 2013 decreased 11 basis points, or 3%, to 4.09%, down from 4.20% for the same period in 2012.

Net interest income, on a nontax-equivalent basis, for the three months ended September 30, 2013 was $4.6 million, an increase of $247 thousand from the $4.4 million earned during the same period in 2012. The largest components of the increase in net interest income were an increase in average balance of loans and a decline in the average balance and rate paid on time deposits. These items were partially offset by the issuance, in the second quarter, of a $7.5 million subordinated debenture. Net interest margin for the three months ended September 30, 2013 decreased 20 basis points, or 5%, to 4.00%, down from 4.20% during the third quarter of 2012.

Non-Interest Income/Expense

During the nine months ended September 30, 2013 non-interest income decreased by $168 thousand to $4.9 million from $5.1 million during the same period in 2012. The decline in non-interest income was related to $403 thousand in gains on sale of securities recorded during the 2012 period. During the first nine months of 2012 we sold twenty-five available-for- sale securities totaling $20.8 million recognizing a gain on sale of $403 thousand. No security sales were made during the current nine month period. Increases in non-interest income include $135 thousand in service charge income mostly related to an increase in debit card interchange income, an increase in gains on sale of SBA loans of $73 thousand, an increase in loan service fee income of $35 thousand and an increase of $28 thousand in customer service fees. Proceeds from loan sales increased from $16.1 million during the nine months ended September 30, 2012 to $17.0 million during the current nine month period.

We continue to achieve savings in many categories of non-interest expense resulting in a reduction in non-interest expense of $724 thousand from $13.8 million during the nine months ended September 30, 2012 to $13.0 million during the current nine month period. During June of 2012 we outsourced the processing of our account statements and notices and during June of 2013 we outsourced our item processing department resulting in savings in salary expense, occupancy and equipment costs, postage and stationary costs. Other significant savings include a $293 thousand increase in the deferral of loan origination costs reflecting an increase in loan production, a $129 thousand reduction in FDIC insurance expense related to a decline in the rate charged to Plumas Bank by the FDIC, a $432 thousand reduction in the provision for changes in valuation of OREO and a $165 thousand increase in gain on sale of OREO.

During the three months ended September 30, 2013 non-interest income decreased by $552 thousand to $1.5 million down from $2.1 million during the three months ended September 30, 2012. The largest components of this decrease were a decline of $410 thousand in gains on the sale of government guaranteed loans from $580 thousand during the three months ended September 30, 2012 to $170 thousand during the current three month period and a decline in gain on sale of securities of $191 thousand as no securities were sold during the 2013 quarter.

Proceeds from the sale of government guaranteed loans during the 2012 quarter totaled $7.7 million and we realized a net gain on sale of $580 thousand. This compares to proceeds of $3.2 million and a $170 thousand net gain on sale of loans during the current quarter. While gains on sales were down during the current quarter, for the nine months loan sales and gains on sale have exceeded 2012 levels.

Non-interest expense totaled $4.4 million during the three months ended September 30, 2013, a decline of $269 thousand from $4.6 million during the same period in 2012. Significant reductions in expense included $59 thousand in occupancy and equipment expense, $56 thousand in professional fees, $40 thousand in FDIC insurance, $353 thousand in provision from changes in valuation of OREO and $77 thousand in gains on sale of OREO. These expense reductions were partially offset by increases in other items of expense the largest of which were $65 thousand in salary and benefit expense and $167 thousand in outside service fees.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                   As of September 30,
                                  --------------------
                                                         Dollar  Percentage
                                     2013       2012     Change    Change
                                  ---------  ---------  -------  ----------
  ASSETS
Cash and due from banks           $  75,180  $  54,948  $20,232        36.8%
Investment securities                87,228     78,051    9,177        11.8%
Loans, net of allowance for loan
 losses                             321,145    294,486   26,659         9.1%
Premises and equipment, net          12,625     13,528     (903)       -6.7%
Bank owned life insurance            11,418     11,073      345         3.1%
Real estate and vehicles acquired
 through foreclosure                  6,670      5,074    1,596        31.5%
Accrued interest receivable and
 other assets                        11,149     12,913   (1,764)      -13.7%
                                  ---------  ---------  -------
  Total assets                    $ 525,415  $ 470,073  $55,342        11.8%
                                  =========  =========  =======

  LIABILITIES AND SHAREHOLDERS'
   EQUITY
Deposits                          $ 461,354  $ 406,267  $55,087        13.6%
Repurchase agreements                 6,710      5,463    1,247        22.8%
Subordinated debentures              17,565     10,310    7,255        70.4%
Accrued interest payable and
 other liabilities                    6,631      6,634       (3)        0.0%
                                  ---------  ---------  -------
  Total liabilities                 492,260    428,674   63,586        14.8%
Shareholders' equity                 33,155     41,399   (8,244)      -19.9%
                                  ---------  ---------  -------
  Total liabilities and
   shareholders' equity           $ 525,415  $ 470,073  $55,342        11.8%
                                  =========  =========  =======

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

   FOR THE THREE MONTHS ENDED                           Dollar   Percentage
          SEPTEMBER 30,             2013       2012     Change     Change
                                 ---------  ---------  --------  ----------

Interest income                  $   5,026  $   4,675  $    351         7.5%
Interest expense                       421        317       104        32.8%
                                 ---------  ---------  --------
  Net interest income before
   provision for loan losses         4,605      4,358       247         5.7%
Provision for loan losses              100      1,000      (900)      -90.0%
                                 ---------  ---------  --------
  Net interest income after
   provision for loan losses         4,505      3,358     1,147        34.2%
Non-interest income                  1,531      2,083      (552)      -26.5%
Non-interest expenses                4,353      4,622      (269)       -5.8%
                                 ---------  ---------  --------
  Income before income taxes         1,683        819       864       105.5%
Provision for income taxes             676        273       403       147.6%
                                 ---------  ---------  --------
  Net income                     $   1,007  $     546  $    461        84.4%
Discount on Redemption of
 Preferred Stock                         4          -         4       100.0%
Preferred Stock Dividends and
 Discount Accretion                    (49)      (171)      122       -71.3%
                                 ---------  ---------  --------
  Net income available to common
   shareholders                  $     962  $     375  $    587       156.5%
                                 =========  =========  ========

Basic earnings per share         $    0.20  $    0.08  $   0.12       150.0%
                                 =========  =========  ========
Diluted earnings per share       $    0.20  $    0.08  $   0.12       150.0%
                                 =========  =========  ========

    FOR THE NINE MONTHS ENDED                           Dollar   Percentage
          SEPTEMBER 30,             2013       2012     Change     Change
                                 ---------  ---------  --------  ----------

Interest income                  $  14,495  $  13,741  $    754         5.5%
Interest expense                     1,099        991       108        10.9%
                                 ---------  ---------  --------
  Net interest income before
   provision for loan losses        13,396     12,750       646         5.1%
Provision for loan losses            1,200      1,900      (700)      -36.8%
                                 ---------  ---------  --------
  Net interest income after
   provision for loan losses        12,196     10,850     1,346        12.4%
Non-interest income                  4,929      5,097      (168)       -3.3%
Non-interest expenses               13,029     13,753      (724)       -5.3%
                                 ---------  ---------  --------
  Income before income taxes         4,096      2,194     1,902        86.7%
Provision for income taxes           1,581        791       790        99.9%
                                 ---------  ---------  --------
  Net income                     $   2,515  $   1,403  $  1,112        79.3%
Discount on Redemption of
 Preferred Stock                       534          -       534       100.0%
Preferred Stock Dividends and
 Discount Accretion                   (330)      (513)      183       -35.7%
                                 ---------  ---------  --------
  Net income available to common
   shareholders                  $   2,719  $     890  $  1,829       205.5%
                                 =========  =========  ========

Basic earnings per share         $    0.57  $    0.19  $   0.38       200.0%
                                 =========  =========  ========
Diluted earnings per share       $    0.56  $    0.19  $   0.37       194.7%
                                 =========  =========  ========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
              (In thousands, except share and per share data)
                                (Unaudited)

                                                        September 30,
                                                  -------------------------
                                                      2013          2012
                                                  -----------   -----------
QUARTERLY AVERAGE BALANCES
Assets                                            $   511,828   $   466,349
Earning assets                                    $   457,821   $   412,535
Loans                                             $   323,968   $   306,083
Deposits                                          $   448,956   $   403,127
Common equity                                     $    29,542   $    29,584
Total equity                                      $    32,873   $    41,405

CREDIT QUALITY DATA
Allowance for loan losses                         $     5,305   $     5,527
Allowance for loan losses as a percentage of
 total loans                                             1.63%         1.85%
Nonperforming loans                               $     5,998   $    15,028
Nonperforming assets                              $    12,668   $    20,102
Nonperforming loans as a percentage of total
 loans                                                   1.84%         5.02%
Nonperforming assets as a percentage of total
 assets                                                  2.41%         4.28%
Year-to-date net charge-offs                      $     1,581   $     3,281
Year-to-date net charge-offs as a percentage of
 average loans, annualized                               0.66%         1.46%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter          $      0.20   $      0.08
Diluted earnings per share for the quarter        $      0.20   $      0.08
Quarterly weighted average shares outstanding           4,782         4,776
Quarterly weighted average diluted shares
 outstanding                                            4,922         4,783
Basic earnings per share, year-to-date            $      0.57   $      0.19
Diluted earnings per share, year-to-date          $      0.56   $      0.19
Year-to-date weighted average shares outstanding        4,779         4,776
Year-to-date weighted average diluted shares
 outstanding                                            4,868         4,779
Book value per common share                       $      6.28   $      6.19
Total shares outstanding                                4,783         4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity               12.9%          5.0%
Annualized return on average assets                      0.78%         0.47%
Net interest margin                                      4.00%         4.20%
Efficiency ratio                                         70.9%         71.8%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average common equity               12.1%          4.1%
Annualized return on average assets                      0.69%         0.41%
Net interest margin                                      4.09%         4.20%
Efficiency ratio                                         71.1%         77.1%
Loan to Deposit Ratio                                    70.5%         73.6%
Total Risk-Based Capital Ratio                           14.7%         15.5%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
investorrelations@plumasbank.com